Exhibit 10.1

DEMAND TERM NOTE

$2,000,000	Minneapolis, Minnesota
September 19, 2007

FOR VALUE RECEIVED, Nature Vision, Inc., Minnesota corporation, located at 1480 Northern Pacific Road, Brainerd, MN 56401 (the “Borrower”) hereby promises to pay upon demand to the order of M&I Business Credit, LLC, a Minnesota limited liability company, its successors and assigns (the “Lender”), located at Suite 450, 651 Nicollet Mall, Minneapolis, Minnesota 55402, the principal sum of Two Million Dollars ($2,000,000), in lawful money of the United States and immediately available funds, together with interest on the unpaid balance accruing as of the date hereof at an annual rate equal at all times to three quarters percent (3/4%) per annum, above the rate of interest publicly announced by M&I Marshall & Ilsley Bank from time to time as its prime rate (or any similar successor rate), each change in the interest rate shall take effect simultaneously with the corresponding change in such designated bank’s base rate or any similar successor rate.

If not sooner demanded, principal on this Note shall be due and payable in equal consecutive monthly installments of Sixteen Thousand Six Hundred Sixty-Seven Dollars ($16,667.00), which installments shall commence on November 1, 2007 and shall continue on the first (1st) day of each calendar month thereafter until March 1, 2008. Accrued interest shall be due and payable on the first (1st) day of each month. In any event all outstanding principal and accrued interest hereunder shall be due and payable in full upon demand but in no event later than April 1, 2008. Borrower further agrees to make all payments due hereunder via Automatic Clearing House (“ACH”) transfer, to Lender account.

In all cases interest on this Note shall be calculated on the basis of a 360 day year but charged for actual days principal is unpaid.

The outstanding principal balance of this Note may be prepaid at any time at the option of the Borrower, in whole or, in part, without premium or penalty. All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest on this Note, and lastly to principal (and, in the case of any prepayments, to installments of principal in the inverse order of their maturity).

If any installment of principal or interest on this Note, including the payment required on the Maturity Date, is not paid within ten (10) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5%) of the amount of such installment.

Notwithstanding anything to the contrary contained herein, if the rate of interest, late payment fee, prepayment penalties or any other charges or fees due hereunder are determined by a court of competent jurisdiction to be usurious, then said interest rate, fees and/or charges shall be reduced to the maximum amount permissible under applicable Minnesota law.

The payment of this Note has been guaranteed by Jeffrey P. Zernov (the “Guarantor”) pursuant to that certain Guaranty of even date herewith executed by the Guarantor in favor of the Lender (the “Guaranty”) and the Lender is entitled to all of the benefits provided for in the Guaranty.

The payment of this Note is secured under the terms of a Security Agreement (the “Security Agreement”) and the Revolving Mortgage, Assignment of Rents, Security Agreement and Fixture Financing Statement (the “Mortgage”), both of even date herewith.

The Borrower agrees and covenants to deliver to the Lender:

(1)   Within ninety (90) days after the end of each fiscal year, a statement of the Borrower’s financial condition as at the end of such fiscal year and a statement of earnings and retained earnings of the Borrower for such fiscal year, with comparative figures for the preceding fiscal year, prepared, if the Lender so requests, on a consolidating and consolidated basis to include any affiliate, certified without qualification by independent certified public accountants acceptable to Lender.

(2)       Within twenty (20) days after the end of each fiscal month, a statement of Borrower’s financial condition and an operating statement and statement of earnings and retained earnings of Borrower for such month, in each case with comparative figures for the same month in the preceding fiscal year, prepared on the same basis as the most recent annual statement provided pursuant to clause (1) above, certified by an officer of Borrower.

(3)       Upon filing thereof, any filing made by the Borrower with the Securities and Exchange Commission or any stock exchange or any other applicable regulatory authority.

(4)       Upon mailing thereof, any notices or materials sent to the Borrower’s stockholders.

(5)       From time to time, any other material, reports, records or information required by the Lender.

Upon the occurrence of an Event of Default or at any time thereafter, the outstanding principal balance hereof and accrued interest and all other amounts due hereon shall, at the option of the Lender, become immediately due and payable, without notice or demand.

Upon the occurrence of an Event of Default or anytime thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

The Borrower promises to pay to the Lender an origination fee of Ten Thousand Dollars ($10,000) and all expenses incurred by the Lender in connection with the preparation, negotiation, execution of this Note, including reasonable fees and disbursements of counsel contemporaneous with the execution and delivery of this Note.

The Borrower promises to pay all costs of collection of this Note, including but not limited to attorneys’ fees, paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether such cost or expense is paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

As used herein, the term “Event of Default” shall mean and include each or all of the following events:

(a)       the Borrower or Guarantor shall fail to pay, when due, any amounts required to be paid by him or it under this Note or any other Loan Documents (as hereinafter defined) or with respect to any other indebtedness of the Borrower or the Guarantor to the Lender, whether any such indebtedness is now existing or hereafter arises and whether direct or indirect, due or to become due, absolute or contingent, primary or secondary or joint or joint and several;

(b)       the Borrower or the Guarantor shall fail to observe or perform any of his or its respective covenants, conditions or agreements to be observed or performed by him or it under the Guaranty, Security Agreement, Mortgage or any other agreements, instruments or documents related thereto (collectively, the “Loan Documents”) (other than defaults which are otherwise covered by the terms of Paragraphs (a) through (j) hereof or which can be cured by a money payment) for a period of ten (10) days after written notice, specifying such default and requesting that it be remedied (provided, however, that with respect to defaults which may be cured by money payment or which arise from the failure to observe or perform a negative covenant which prohibits any said parties from taking certain actions no such ten (10) day notice shall be required for an Event of Default to exist), has been given to such party by the Lender, unless the Lender shall agree in writing to an extension of such time prior to its expiration for such longer period as may be reasonably necessary to remedy such default provided that such party is proceeding with reasonable diligence to remedy the same;

(c)       the Borrower or the Guarantor shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy act or under any similar federal or state law, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of his or its creditors, or shall be unable to pay his or its debts generally as they become due; or if a petition or answer proposing the adjudication of the Borrower or the Guarantor as a bankrupt or his or its reorganization under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof; or if a receiver, trustee or liquidator of the Borrower or the Guarantor or of all or substantially all of his or its assets or of the Mortgaged Property (as that term is defined in the Mortgage) shall be appointed in any proceeding brought against the Borrower or the Guarantor and shall not be discharged within sixty (60) days of such appointment; or if the Borrower or the Guarantor shall consent to or acquiesce in such appointment; or if any property of the Borrower or the Guarantor shall be levied upon or attached in any proceeding;

(d)       final judgment(s) for the payment of money in excess of $10,000, individually or in the aggregate, shall be rendered against the Borrower or the Guarantor and shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed;

(e)       the Borrower or the Guarantor shall be or become insolvent (whether in the equity or bankruptcy sense) or the Borrower shall die;

(f)        any representation or warranty made by the Borrower or the Guarantor in the Loan Documents shall prove to be untrue or misleading in any material respect, or any statement, certificate or report furnished hereunder or under any of the foregoing documents by or on behalf of the Borrower or the Guarantor shall prove to be untrue or misleading in any material respect on the date when the facts set forth and recited therein are stated or certified;

(g)       any material adverse change in the financial condition of the Borrower or the Guarantor which, in the reasonable opinion of the Lender, increases its risk with respect to this Note or the Lender in good faith believes that the prospect of due and punctual payment of this Note is impaired;

(h)       the Borrower or the Guarantor shall fail to pay, withhold, collect or omit any tax or tax deficiency when assessed or due (other than any tax or tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued;

(i)        any property of the Borrower or the Guarantor shall be garnished, levied upon or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of thirty (30) days during which execution has not been effectively stayed;

(j)        Any breach, default or event of default occurs under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon the Borrower or Guarantor.

Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

If more than one person or individual has executed this Note, their liability for the obligations arising hereunder shall be joint and several; and each agrees that it is not merely an accommodation party with respect to this Note and hereby waives any and all defenses based upon accommodation or suretyship status.

This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, and any instrument, agreement or document related thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. The Borrower hereby irrevocably waives, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Paragraph shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

Signature page follows.

The Borrower hereby waives any right to a trial by jury in any action or proceeding arising out of this Note, the obligations or any other agreements or transactions between Borrower and Lender.

BORROWER:

NATURE VISION, INC.

By	/s/ Jeffrey P. Zernov
Jeffrey P. Zernov, President

By	/s/ Michael R. Day
Michael R. Day, Chief Financial Officer

STATE OF MINNESOTA	)
) ss.
COUNTY OF CROW WING	)

The foregoing instrument was executed and acknowledged before me this 19th day of September, 2007 by Jeffrey P. Zernov and Michael R. Day, the President and Chief Financial Officer, respectively of Nature Vision, Inc., a Minnesota corporation, on behalf of said corporation.

/s/ Sindy M. Shanks
Notary Public